                                                        EXHIBIT 10. 1



                              EMPLOYMENT AGREEMENT

     This AGREEMENT ("Agreement") is made and entered into as of September 1, 1997 by and between WILLIAM C. MORTIMORE (the "Executive") and MERGE TECHNOLOGIES INCORPORATED, a Wisconsin corporation (the "Company").

                              R E C I T A L S:

     A. The Company desires to employ the Executive and the Executive desires to accept such employment subject to review by a Compensation Committee (as provided below), which shall be comprised of the Company's Board of Directors exclusive of Executive, or such other committee as the Board of Directors shall designate;

     NOW THEREFORE, in consideration of the promises, mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive do hereby agree as follows:

     1. Employment and Duties. On the terms and subject to the conditions set forth in this Agreement, the Company agrees to employ the Executive as the President and Chief Executive Officer of the Company to perform such duties as are consistent with such position(s) as may be assigned, from time to time, by the Company and to render such additional services and discharge such other responsibilities as the Company may, from time to time, stipulate.

     2. Performance. The Executive accepts the employment described in Section 1 of this Agreement and agrees to devote all of his time and efforts to the faithful and diligent performance of the services described herein, including the performance of such other services and responsibilities as the Company may, from time to time, stipulate. Without limiting the generality of the foregoing, the Executive ordinarily shall devote not less than five days per week except for regular business holidays observed by the Company, the Executive's vacation days, and days allowed for sick leave to his employment, and shall be present on the Company premises or actively engaged in service to or on behalf of the Company during normal business hours Monday through Friday. The

Executive further agrees that he/she shall be present on the Company's premises or actively engaged in service to or on behalf of the Company at such times during holidays or weekends as the performance of his duties may reasonably require.

     3. Term. The term of employment under this Agreement shall commence on September 1, 1997 (the "Commencement Date") and shall remain in effect for a period of three (3) years, ending on August 31, 2000, unless sooner terminated hereunder (the "Employment Period"). The Employment Period shall be automatically renewed for successive one (1) year periods unless terminated by either the Executive or the Company by giving written notice of termination thirty (30) days in advance of the renewal date.

     4. Salary. For all the services to be rendered by the Executive hereunder, the Company agrees to pay, during the Employment Period, a salary at a rate of no less than One Hundred Sixty Thousand Dollars ($160,000.00) per annum ("Salary"), payable in the manner and frequency in which the Company's payroll is customarily handled. The Company and the Executive agree that the Salary shall be subject to annual review by the Company's Compensation Committee no later than February 15 of each calendar year during the term hereof ("Review Date") for cost of living and merit factors, with any adjustments being mutually agreed between the Company and the Executive. The Company may further increase the Executive's Salary at any time, or from time to time, during the Employment Period, provided, however, that the Company may not reduce the Salary after any increase is made.

     5. Incentive Compensation. In addition to the Executive's Salary, the Company's Compensation Committee shall consider whether Executive shall consider by each Review Date whether Executive shall be entitled to incentive compensation for the current year's performance.

     6. Bonus. During the Employment Period, the Executive shall be eligible for such bonuses as may be deemed advisable by the Board of Directors of the Company in consideration of the Executive's performance of his duties and the Company's profitability. The Company, however, shall not be obligated to pay any bonus until such bonus is declared by the Board of Directors.

     7. Paid Time Off. The Executive shall be entitled to paid time off for vacation, illness, holiday and personal reasons in accordance with the Company's paid time off policy. Should such policy be rescinded or terminated, then thereafter, the Executive would be entitled to vacation and sick leave benefits comparable to those offered to the most senior employees of the Company with the longest tenure.

     8. [THIS SECTION IS INTENTIONALLY BLANK]

     9. Insurance. During the Employment Period, the Company shall be entitled to procure life insurance for the Company's sole benefit and the Executive agrees to cooperate in obtaining such insurance.

     10. Disability Benefit. If at any time during the Employment Period the Executive is permanently unable to perform fully his duties hereunder by reason of illness, accident, or other disability (as confirmed by competent medical evidence), the Executive shall be entitled to receive periodic payments of salary to which he/she would otherwise be entitled pursuant to
Section 4 of this Agreement by reason of his employment for the lesser of the balance of the Employment Period or one (1) year. Notwithstanding the foregoing provision, (i) the amounts payable to the Executive pursuant to this
Section 10 shall be reduced by any amounts received by the Executive with respect to any such incapacity pursuant to any insurance policy, plan, or other employee benefit provided to the Executive by the Company; and (ii) in no event will the terms of this Agreement supersede any health or disability benefit to which Employee is entitled under applicable state or federal law.

     11. Other Benefits. Except as otherwise specifically provided herein, during the Employment Period, the Employee shall be eligible for all non-wage benefits the Company provides generally for its other salaried employees.

     12. Business Expenses.

         (a) Reimbursement. The Company shall reimburse the Executive for the reasonable, ordinary, and necessary business expenses incurred by him/her in connection with the performance of his duties hereunder, including, but not limited to, ordinary and necessary travel expenses and entertainment expenses and car phone expenses.

         (b) Accounting. The Executive shall provide the Company with an accounting of his expenses, which accounting shall clearly reflect which expenses are reimbursable by the Company. The Executive shall provide the Company with such other supporting documentation and other substantiation of reimbursable expenses as will conform to Internal Revenue Service or other requirements. All such reimbursements shall be payable by the Company to the Executive within a reasonable time after receipt by the Company of appropriate documentation therefor.

     13. Termination. The Company shall have the option to terminate the Employment Period, effective upon written notice of such termination to the Executive, for Just Cause. For purposes of this Agreement, the term "Just Cause" shall mean the occurrence of any one or more of the following events:
(a) the death or permanent total disability of the Executive or his absence from employment by reason of illness or incapacity for a period of forty-five
(45) consecutive days; (b) the breach by the Executive of his covenants under this Agreement; (c) the commission by the Executive of theft or embezzlement of Company property or other acts of dishonesty; (d) the commission by the Executive of a crime resulting in injury to the business, property or reputation of the Company or any affiliate of the Company or commission of other significant activities harmful to the business or reputation of the Company or any affiliate of the Company; (e) the commission of an act by the Executive in the performance of his duties hereunder determined by the Board of Directors of the Company to amount to gross, willful, or wanton negligence;
(f) the willful refusal to perform or substantial neglect of the duties assigned to the Executive pursuant to Section 2 hereof; (g) any significant violation of any statutory or common law duty of loyalty to the Company; or
(h) other legally sufficient cause.

     14. Surrender of Properties. Upon termination of the Executive's employment with the Company, regardless of the cause therefor, the Executive shall promptly surrender to the Company all property provided him/her by the Company for use in relation to his employment, and, in addition, the employee shall surrender to the Company any and all sales materials, lists of customers and prospective customers, price lists, files, patent applications, records, models, or other materials and information of or pertaining to the Company or its customers or prospective customers or the products, business, and operations of the Company.

     15. Continuation of Insurance. If, following notice of termination given by the Company pursuant to Section 13, the Executive is unable to arrange alternate employment before the stated effective date of such termination, the Company shall continue the Executive's medical, disability, and life insurance coverage for a period extending one hundred eighty (180) days following the effective date of termination or until the Executive secures alternate employment, whichever date occurs first.

     16. Severance Pay. Upon any termination of the Employment Period by the Company pursuant to Section 13, the Company shall pay the Executive a severance pay benefit equal to three (3) months' Salary at the annual rate in effect immediately prior to the effective date of termination. If the Employment Period is so terminated, the Company shall pay to the Executive only the unpaid portions of Salary attributable to all periods to and including the date of such termination or as otherwise specified above.

     17. Inventions and Secrecy. Except as otherwise provided in this Section 17, the Executive: (a) shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge, or data of the Company or its business or production operations obtained by the Executive during his employment by the Company, which shall not be generally known to the public or recognized as standard practice (whether or not developed by the Executive) and shall not, during his employment by the Company and after the termination of such employment for any reason, communicate or divulge any such information, knowledge or data to any person, firm or corporation other than the Company or persons, firms or corporations designated by the Company; (b) shall promptly disclose to the Company all inventions, ideas, devices, and processes made or conceived by him/her alone or jointly with others, from the time of entering the Company's employ until such employment is terminated and with the six (6) month period immediately following such termination, relevant or pertinent in any way, whether directly or indirectly, to the Company's business or production operations or resulting from or suggested by any work which he/she may have done for the Company or at its request;

(c) shall, at all times during his employment with the Company, assist the Company in every proper way (entirely at the Company's expense) to obtain and develop for the Company's benefit patents on such inventions, ideas, devices and processes, whether or not patented; and (d) shall do all such acts and execute, acknowledge and deliver all such instruments as may be necessary or desirable in the opinion of the Company to vest in the Company the entire interest in such inventions, ideas, devices, and processes referred to above. The foregoing to the contrary notwithstanding, the Executive shall not be required to assign or offer to assign to the Company any of the Executive's rights in any invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on the Executive's own time, unless (a) the invention related to (i) the business of the Company or (ii) the Company's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the Executive for the Company. The Executive acknowledges his prior receipt of written notification of the limitation set forth in the preceding sentence on the Executive's obligation to assign or offer to assign to the Company the Executive's rights in inventions.

      18. Confidentiality of Information: Duty of Non-Disclosure.

          (a) The Executive acknowledges and agrees that his employment by the Company under this Agreement necessarily involves his understanding of and access to certain trade secrets and confidential information pertaining to the business of the Company. Accordingly, the Executive agrees that after the date of this Agreement at all times he/she will not, directly or indirectly, without the express consent of the Company, disclose to or use for the benefit of any person, corporation or other entity, or for himself/herself any and all files, trade secrets or other confidential information concerning the internal affairs of the Company, including, but not limited to, information pertaining to its clients, services, products, earnings, finances, operations, methods or other activities, provided, however, that the foregoing shall not apply to information which is of public record or is generally known, disclosed or available to the general public or the industry generally. Further, the Executive agrees that he/she shall not, directly or indirectly, remove or retain, without the express prior written consent of the Company, and upon termination of this Agreement for any reason shall return to the Company, any figures, calculations, letters, papers, records, computer disks, computer print-outs, lists, documents, instruments, drawings, designs, programs, brochures, sales literature, or any copies thereof, or any information or instruments derived therefrom, or any other similar information of any type or description, however such information might be obtained or recorded, arising out of or in any way relating to the business of the Company or obtained as a result of his employment by the Company. The Executive acknowledges that all of the foregoing are proprietary information, and are the exclusive property of the Company. The covenants contained in this Section 18 shall survive the termination of this Agreement.

         (b) The Executive agrees and acknowledges that the Company does not have any adequate remedy at law for the breach or threatened breach by the Executive of his covenant, and agrees that the Company shall be entitled to injunctive relief to bar the Executive from such breach or threatened breach in addition to any other remedies which may be available to the Company at law or in equity.

     19. Covenant Not to Compete.

         (a) During Employment Period. During the Employment Period, the Executive shall not, without the prior written consent of the Company, which consent may be withheld at the sole discretion of the Company, engage in any other business activity for gain, profit, or other pecuniary advantage (excepting the investment of funds in such form or manner as will not require any services on the part of the Executive in the operation of the affairs of the companies in which such investments are made) or engage in or in any manner be connected or concerned, directly or indirectly, whether as an officer, director, stockholder, partner, owner, employee, creditor, or otherwise, with the operation, management, or conduct of any business that competes with or is of a nature similar to that of the Company.

         (b) Following Termination of Employment Period. Within the two (2) year period immediately following the later of the end of the Employment Period or termination of the Executive's employment with the Company, regardless of the reason therefor, the Executive shall not, without the prior written consent of the Company, which consent may be withheld at the sole discretion of the Company: (a) engage in or in any manner be connected or concerned, directly or indirectly, whether as an officer, director, stockholder, partner, owner, employee, creditor, or otherwise with the operation, management, or conduct of any business similar to the business of the Company being conducted at the time of such termination within a two hundred (200) mile radius from
(i) the metropolitan Milwaukee area and (ii) any other area in which the Company is, or reasonably contemplating, doing business at the time of such termination; (b) solicit, contact, interfere with, or divert any customer served by the Company, or any prospective customer identified by or on behalf of the Company, during the Executive's employment with the Company; or (c) solicit any person then or previously employed by the Company to join the Executive, whether as a partner, agent, employee or otherwise, in any enterprise engaged in a business similar to the business of the Company being conducted at the time of such termination.

         (c) Acknowledgment. The Executive acknowledges that the restrictions set forth in Section 19 are reasonable in scope and essential to the preservation of the Company's business and proprietary properties and that the enforcement thereof will not in any manner preclude the Executive, in the event of the Executive's termination of employment with the Company, from becoming gainfully employed in such manner and to such extent as to provide a standard of living for himself/herself, the members of his family, and those dependent upon him/her of at least the sort and fashion to which he/she and they have become accustomed and may expect.

         (d) Severability. The covenants of the Executive contained in Section 19 of this Agreement shall each be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants. Both parties hereby expressly agree and contract that it is not the intention of either party to violate any public policy, or statutory or common law, and that if any sentence, paragraph, clause, or combination of the same of this Agreement is in violation of the law, such sentence, paragraph, clause or combination of the same shall be void, and the remainder of such paragraph and this Agreement shall remain binding on the parties to make the covenants of this Agreement binding only to the extent that it may be lawfully done. In the event that any part of any covenant of this Agreement is determined by a court of law to be overly broad thereby making the covenant unenforceable, the parties hereto agree, and it is their desire, that such court shall substitute a judicially enforceable limitation in its place, and that as so modified the covenant shall be binding upon the parties as if originally set forth herein.

     20. Arbitration.

         (a) Upon presentation of a claim or claims (collectively "Claims") arising out of or relating to this Agreement, or the breach hereof, by an aggrieved party, the other party shall have thirty (30) days in which to make such inquiries of the aggrieved party and conduct such investigations as it believes reasonably necessary to determine the validity of the Claims. At the end of such period of investigation, the complained of party shall either pay the amount of the Claims or the arbitration proceeding described in Section 20(b) shall be invoked.

         (b) In the event that the Claims are not settled by the procedure set forth in Section 20(a), the Claims shall be submitted to arbitration conducted in accordance with the Commercial Arbitration Rules ("Rules") of the American Arbitration Association ("AAA") except as amplified or otherwise varied hereby.

         (c) The parties shall submit the dispute to the Milwaukee, Wisconsin regional office of the AAA and the situs of the arbitration shall be Milwaukee, Wisconsin.

         (d) The arbitration shall be conducted by a single arbitrator. The parties shall appoint the single arbitrator to arbitrate the dispute within ten (10) business days of the submission of the dispute. In the absence of agreement as to the identity of the single arbitrator to arbitrate the dispute within such time, the AAA is authorized to appoint an arbitrator in accordance with the Rules, except that the arbitrator shall have as his principal place of business the Milwaukee, Wisconsin metropolitan area.

         (e) The single arbitrator selected by the AAA shall be an attorney accountant other professional licensed to practice by the State of Illinois.

         (f) Anything in the Rules to the contrary notwithstanding, the arbitration award shall be made in accordance with the following procedure:
Each party shall, at the commencement of the arbitration hearing, submit an initial statement of the amount each party proposes be selected by the arbitrator as the arbitration award ("Settlement Amount"). During the course of the arbitration, each party may vary its proposed Settlement Amount. At the end of the arbitration hearing, each party shall submit to the arbitrator its final Settlement Amount ("Final Settlement Amount"), and the arbitrator shall be required to select either one or the other Final Settlement Amounts as the arbitration award without discretion to select any other amount as the award. The arbitration award shall be paid within thirty (30) business days after the award has been made, together with interest from the date of award at the rate of nine percent (9%). Judgment upon the award may be entered in any federal or state court having jurisdiction over the parties.

     21. General Provisions.

         (a) Goodwill. The Company has invested substantial time and money in the development of its products, services, territories, advertising and marketing thereof, soliciting clients and creating goodwill. By accepting employment with the Company, the Executive acknowledges that the customers are the customers of the Company, and that any goodwill created by the Executive belongs to and shall inure to the benefit of the Company.

         (b) Notices. Any notice required or permitted hereunder shall be made in writing (i) either by actual delivery of the notice into the hands of the party thereunder entitled, or (ii) by the mailing of the notice in the United States mail, certified or registered mail, return receipt requested, all postage prepaid and addressed to the party to whom the notice is to be given at the party's respective address set forth below, or such other address as the parties may from time to time designate by written notice as herein provided.

     As addressed to the Company:

           Merge Technologies Incorporated
           1126 South 70th Street
           Milwaukee, Wisconsin 53214-3151

     With a copy to:

                Shefsky & Froelich Ltd.
                444 North Michigan Avenue
                Suite 2500
                Chicago, Illinois 60611
                Attention: Mitchell D. Goldsmith, Esq.

     As addressed to the Executive:

                S76 W. 13054 Cambridge Court West
                Muskego, Wisconsin 53150

The notice shall be deemed to be received in case (i) on the date of its actual receipt by the party entitled thereto and in case (ii) on the date of its mailing.

         (c) Amendment and Waiver. No amendment or modification of this Agreement shall be valid or binding upon the Company unless made in writing and signed by an officer of the Company duly authorized by the Board of Directors or upon the Executive unless made in writing and signed by him/her. The waiver by the Company of the breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver of any subsequent breach by him/her.

         (d) Entire Agreement. This Agreement constitutes the entire Agreement between the parties with respect to the Executive's duties and compensation as an executive of the Company, and there are no representations, warranties, agreements or commitments between the parties hereto with respect to his employment except as set forth herein.

         (e) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Wisconsin.

         (f) Severability. If any provision of this Agreement shall, for any reason, be held unenforceable, such provision shall be severed from this Agreement unless, as a result of such severance, the Agreement fails to reflect the basic intent of the parties. If the Agreement continues to reflect the basic intent of the parties, then the invalidity of such specific provision shall not affect the enforceability of any other provision herein, and the remaining provisions shall remain in full force and effect.

         (g) Assignment. The Executive may not under any circumstances delegate any of his rights and obligations hereunder without first obtaining the prior written consent of the Company. This Agreement and all of the Company's rights and obligations hereunder may be assigned or transferred by it, in whole or in part, to be binding upon and inure to the benefit of any subsidiary or successor of the Company.

         (h) Costs of Enforcement. In the event of any suit or proceeding seeking to enforce the terms, covenants, or conditions of this Agreement, the prevailing party shall, in addition to all other remedies and relief that may be available under this Agreement or applicable law, recover his or its reasonable attorneys' fees and costs as shall be determined and awarded by the court.

     IN WITNESS WHEREOF, this Agreement is entered into as of the day and year first above written.

                                        COMPANY:

                                        MERGE TECHNOLOGIES INCORPORATED


                                        By: /s/ Colleen Doan
                                            -----------------------------
                                                Colleen Doan, Treasurer



                                        EXECUTIVE:


                                        By: /s/ William C. Mortimore
                                            -----------------------------
                                                William C. Mortimore